This report is signed on behalf of the registrant (or depositor or trustee).



City of: Boston  	State of: Massachusetts		Date:  June 19, 2015

Name of Registrant, Depositor, or Trustee: Columbia ETF Trust

/s/ Michael G. Clarke
_______________________________________________________________________
Michael G. Clarke
Treasurer

/s/ Joseph F. DiMaria
_______________________________________________________________________
Joseph F. DiMaria
Chief Accounting Officer
Witness

Columbia ETF Trust